EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

                                      with

                                 RICHARD H. RYAN

      AGREEMENT entered into as of the 18th day of May 2005 between Richard H. Ryan, Tax I.D. ###-##-#### residing at 5711, Owensmouth Ave. #105 Woodland Hills, California 91367 (the "Employee") and SPO Medical Inc., a Delaware State corporation with offices at Suite 380, North Building, 21860, Burbank Boulevard, Woodland Hills, CA 91367-6493 (the "Company").

                               W I T N E S S E T H

      WHEREAS, the Company designs, develops, manufactures and sells prototypes, products, know-how and technologies used in Reflective Pulse Oximetry applications;

      WHEREAS, the Company desires to engage the Employee upon the terms and conditions contained herein; and

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1. Engagement & Duties

      1.1 With effect from the effective date (as defined in Section 2), the Company employs Employee and Employee accepts employment with the Company as the chief operating officer upon the terms and conditions set forth herein.

      The Employee shall perform faithfully and diligently the duties customarily performed by persons in the position for which Employee is engaged. Employee shall devote Employee's full business time and efforts to rendition of such services and to the performance of such duties as are set forth herein.

      1.2 The Employee's authority shall be subject to the authority of the Chief Executive Officer of the Company.

      1.3 The Employee's services under this Agreement will be performed at the Company's offices in California. The Parties acknowledge and agree, however, that the nature of the Employee's duties hereunder will also require substantial domestic travel and may require international travel.

2. Term

      2.1 Employee's employment under this Agreement shall be deemed to have commenced on the 2nd of May 2005 (the "Effective Date") and shall end on the earlier of: (i) the death or disability (as defined herein ) of the Employee,
(ii) termination by the Company without cause upon 90 days written notice during the first year of this Agreement and thereafter upon 6 months (or payment in lieu thereof); (iii) termination by the Employee without cause upon 60 days written notice provided upon receipt of such notice Company may require Employee to terminate employment prior to end of notice period upon payment in lieu thereof; (iv) termination of Employee with cause or (v) two (2) years from the date of this Agreement.


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      2.2 For the purpose of this paragraph 2, "disability" shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for a period of two (2) successive months, or an aggregate of two (2) months in any twelve (12) month period. Disability shall occur at the end of any such period.

      2.3 For the purpose of this paragraph 2, "cause" shall exist if Employee
(i) fails to perform the Employee's areas of responsibility, (ii) engages conduct which, in the reasonable business judgment of the Company, is unethical, illegal or which otherwise brings notoriety to Company or has an adverse effect on the name or public image of the Company, (iii) fails to comply with the instructions of Company in a manner detrimental to the Company, provided that with respect to clauses (i) and (ii), if Employee has cured any such condition (that is reasonably susceptible to cure) within 15 days following delivery of the advance notice (as defined herein) then "cause" shall be deemed not to exist. For purposes of this Paragraph 2, "advance notice" shall constitute a written notice delivered to Employee that sets forth with particularity the facts and circumstances relied upon by the Company as the basis for cause.

      2.4 During the period following notice of termination until the effective date of termination by either party for whatever reason, the Employee shall cooperate with the Company and use his best efforts to assist the integration into the Company the person or persons who will assume the Employee's responsibilities.

      2.5 Upon termination, Employee shall be entitled to the compensation set forth as Gross Salary herein, prorated to the effective date of such termination as full compensation for any and all claims of Employee under this Agreement.

3. Remuneration

      3.1 Salary. During the term hereof, and subject to the satisfactory performance of the services required to be performed hereunder by Employee, the Company shall pay to the Employee for all services rendered hereunder, as salary, payable in accordance with the Company's normal payroll practices, the amount of $8,334 per month (the "Gross Salary"), less required deductions for state and federal withholding tax, social security and other employee taxes ("Deductions"). The Gross Salary shall be subject to annual review commencing twelve months from Effective Date and at the end of each year thereafter.

      3.2 Employee Stock Option Plan. The Employee shall be entitled to participate in an employee stock option plan(s) of the Company, pursuant to which he is hereby granted options for 200,000 shares of Common Stock of the Company, which shall vest during the term of this Agreement so long as Employee remains in the employ of the Company and in accordance with the terms and subject to Employee executing the Company's standard Employee Stock Option agreement. The per share exercise price of the option shall be the average of the closing sales price of Company's stock on the 5 business days preceding the Effective Date as reported on the stock exchange or market on which the shares of Company's common stock is primarily traded. The options shall vest as follows:

            50,000 on the Effective Date
            50,000 on the ninth month from Effective Date.
            50,000 on the eighteenth month from Effective Date
            50,000 on the twenty fourth month from Effective Date


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In the event Employee is terminated by the Company without cause all unvested options shall vest immediately upon such termination.

      3.3 Bonus Pay. During the initial 12 months of this Agreement the Company shall pay the Employee the bonus (less Deductions) set forth below from net sales to customers. For the purposes of this section "net sales" shall mean the cost of goods invoiced to and paid for by customers less taxes, shipping, handling and charge-backs and "customer" means any entity that through the reasonable efforts of the Employee purchases products from the Company. Bonuses shall be paid within 30 days of end of each calendar quarter.

      Aggregate Net Sales           Bonus Amount
      -------------------           ------------
      $1 million                    $37,500
      (if less than $1 million Bonus shall be pro rata portion of $37,500)
      $2 million                    $12,500
      (if less than $2 million Bonus shall be pro rata portion of $12,500)
      over $2 million               2.5% of net sales.

Prior to the end of the initial anniversary of this Agreement the parties shall negotiate in good faith the bonus to be paid to Employee in the second year of the Agreement from net sales to customers.

4. Fringe Benefits.

      4.1 Vacation. Employee shall be entitled to an aggregate of 15 business days of paid vacation per year, during the term hereof, prorated for any portion of a year to date of termination. The timing and duration of any vacation shall be as agreed upon by the parties.

      4.2 Other Fringe Benefits. Employee shall be eligible to participate, on terms no less favorable than those afforded to other executives of the Company, in any employee benefit plan, life insurance plan, disability insurance plan, retirement plan, 401(k) and other compensation plans that may hereafter be adopted by the Company for its executives and management employees from time to time. Such participation shall be subject to the terms of the applicable plan, generally applicable policies of the Company, applicable law and the discretion of the Board of Directors. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

      4.3 As Employee enjoys health insurance coverage through his previous employer's plan, the Company will not provide health insurance coverage to the Employee. Nevertheless, while this Agreement is in full force and effect, the Employee shall be entitled to be reimbursed monthly, for medical insurance payments made by the Employee to a bona fide health and/or dental insurance provider, for the Employee's spouse and/or minor children, in accordance with the Company's policy in effect, up to a maximum monthly amount of $1,000 payable by the Company. The Company may in its sole discretion and at any time during the course of this Agreement and in compliance with applicable law, substitute a Company sponsored health and dental insurance program including without limitation, medical insurance plan for the medical reimbursement payments specified herein.

      4.4 Expenses. Employee is authorized to incur reasonable and proper expenses for promoting the business of the Company. The Company will reimburse Employee promptly for all such expenses upon presentation by Employee, of receipts or other appropriate evidence of expenses.


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      4.5 No Accumulation. The Employee shall not be entitled to accumulate unused sick leave or other fringe benefits from year to year without the written consent of the Company. Further, Employee shall not be entitled to receive payments in lieu of any compensation or payment for or in lieu of said fringe benefits prorated to the date of termination of this Agreement without the written consent of the Company.

5. Employee Representations

      The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a breach of any agreement or other instrument to which Employee is party, (ii) does not require the consent of any person, and (iii) shall not utilize during the term of his employment any proprietary information of any third party, including prior employers of the Employee.

6. Confidentiality, Non-Compete; Poaching; Development Rights

The Company values the protection of its confidential information and proprietary materials essential to the survival of the Company. Therefore, as a mandatory condition of Employee's employment, Employee agrees to comply with the following provisions.

      a. Confidentiality

      (i) The term "Information" as used in this section means any and all confidential and proprietary information including but not limited to any and all specifications, formulae, prototypes, software design plans, computer programs, and any and all records, data, methods, techniques, processes and projections, plans, marketing information, materials, financial statements, memoranda, analyses, notes, and other data and information (in whatever form), as well as improvements and know-how related thereto, relating to the Company or its products. Information shall not include information that (a) was already known to or independently developed by the Employee prior to its disclosure as demonstrated by reasonable and tangible evidence satisfactory to the Company;
(b) shall have appeared in any printed publication or patent or shall have become part of the public knowledge except as a result of breach of this Agreement by the Employee or similar agreements by other Company employees (c) shall have been received by the Employee from another person or entity having no obligation of confidentiality to the Company or (d) is approved in writing by the Company for release by the Employee.

      (ii) Subject to the provisions of Section (iii) below, the Employee agrees to hold in trust and confidence all Information disclosed to Employee and further agrees not to exploit or disclose the Information to any other person or entity or use the Information directly or indirectly for any purpose other than for Employee's work with the Company, unless otherwise consented to in writing by the Company.

      (iii) The Employee agrees to disclose the Information only to persons necessary in connection with Employee's work with the Company or who have undertaken the same confidentiality obligations set forth herein in favor of the Company. The Employee agrees to assume full responsibility for the confidentiality of the Information disclosed to Employee and to prevent its unauthorized disclosure, and shall take appropriate measures to ensure that such persons acting on his behalf are bound by a like covenant of secrecy.


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      (iv) The Employee acknowledges and agrees that the Information furnished hereunder is and shall remain proprietary to the Company. Unless otherwise required by statute or government rule or regulation, all copies of the Information, shall be returned to the Company immediately upon request without retaining copies thereof.

      b. Non-Compete; Poaching; Development Rights

      (i) Unless otherwise expressly consented to in writing by the Company, during the term of the Employee's employment hereunder, and for a period of twelve (12) months following the date on which Employee's termination of employment with the Company becomes effective, Employee will not, directly or indirectly, for his own account or as an employee, officer, director, consultant, joint venture, shareholder, investor, or otherwise (except as an investor in a corporation whose stock is publicly traded and in which the Employee holds less than 5% of the outstanding shares) interest him/herself or engage, directly or indirectly, in the design, development, production, sale or distribution of any product or component that directly or indirectly competes with a product or component (i) being designed, produced, sold or distributed by the Company or any of its affiliates (ii) or to which the Company or any of its affiliates shall then have proprietary rights.

      (ii) Hiring of Company Employees. During the term of the Employee's employment hereunder, and for a period of twelve (12) months following the date on which Employee's termination of employment with the Company becomes effective, the Employee shall not, except in the course of the performance of his duties hereunder or with the prior approval of the Board, in any way directly or indirectly, with respect to any person who to the Employee's knowledge was employed by the Company or its affiliates ("Company Employee") at any time during the period commencing 12 months prior to the date of the hiring of such Company Employee, solicit for employment any Company Employee, or contract the services of any closely held private corporation or other entity in which such Company Employee is an officer or director or holds a 25% or greater equity ownership interest.

      (iii) Employee's undertakings herein under this Section 6(b) shall be binding upon Employee's successors, heirs or assigns, and shall continue until the later of (i) the expiration of one year from the date of execution of this Agreement or (ii) the expiration of one year from the date the Employee last represented him/herself as an employee, agent or representative of the Company or any of its affiliates, subsidiaries or successors.

      (iv) Employee acknowledges that the restricted period of time specified under this Section 6(b) are reasonable, in view of the nature of the business in which the Company is engaged and Employee's knowledge of the Company's business and products. If such a period of time or geographical location should be determined to be unreasonable in any judicial proceeding, then the period of time and area of restriction shall be reduced so that this Agreement may be enforced in such an area and during such a period of time as shall be determined to be reasonable by such judicial proceeding.

      (v) Development Rights. The Employee agrees and declares that all proprietary information including but not limited to trade secrets, know-how, patents and other rights in connection therewith developed by or with the contribution of Employee's efforts during his employment with the Company shall be the sole property of the Company. Employee shall keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all such proprietary information developed by Employee. Employee shall at Company's request do all things and execute all documents as Company may reasonably require to vest in Company the rights and protection herein referred to. It is hereby acknowledged and agreed that the Salary payable under this Agreement also constitutes sufficient consideration for the Employee's obligation hereunder.


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7. Miscellaneous

      7.1 Benefit & Assignment. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. The rights and obligations of the Employee under this Agreement may not be assigned by the Employee.

      7.2 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties, and supersedes any and all prior discussions and agreements and correspondence, and may not be amended or modified in any respect except by a subsequent writing executed by both parties.

      7.3 Notices. All notices or other communications hereunder shall be in writing and shall be sent to either party by hand or by Registered or Certified mail, postage prepaid, return receipt requested, or sent by telegram or facsimile to the address set forth in the Preamble to this Agreement or to such other address as the recipient may designate by notice in accordance with the provisions of this section.

      7.4 Applicable Law. This Agreement shall be interpreted, governed, construed and enforced according to the laws of the State of California.

      7.5 Execution & Counterparts. This Agreement may be signed either by original signature or by facsimile signature. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be an original and such counterparts shall together constitute one and the same instrument.


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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly signed as of the date stated above.

SPO Medical Inc.

/S/ Michael Braunold                                  /s/ Richard Ryan
President and Chief Executive Officer                 Richard H. Ryan


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